Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. ANNOUNCES INITIAL 2023 GUIDANCE

NET SALES OF $1.11 BILLION AND EARNINGS PER DILUTED SHARE OF $3.70

New York, New York, November 21, 2022: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that it expects 2023 net sales of $1.11 billion, resulting in earnings per diluted share of $3.70. This represents an 8% increase in net sales and a 9% increase in earnings per diluted share compared to 2022 guidance of $1.025 billion in net sales and $3.40 in earnings per diluted share. Guidance assumes that the average dollar/euro exchange rate remains at current levels and there is no significant resurgence of the COVID-19 pandemic.

Jean Madar, Chairman & Chief Executive Officer of Inter Parfums, Inc. noted, “Building upon the record sales we are projecting in 2022, the increase in 2023 that we anticipate is due to a number of factors. The strength of our brand portfolio and our global distribution network have been an engine for internal growth in the past, and we expect the same in the future. We will also ship Donna Karan and DKNY products for the full year versus only five months in 2022. Finally, new product launches, primarily brand extensions and flankers, for our largest as well as our mid-sized brands, should once again be catalysts for sustained top line growth.”

He added, “We should also benefit from continued growth of our travel retail business, as well as a more streamlined and reliable supply chain and the modest price increases we plan to take in the beginning of 2023. While there has been recent news of a loosening of restrictions in China, our 2023 estimates do not factor in any of such benefits, because the current measures appear to be modest, and the timing of a resumption of business as usual is incalculable. We will continue to monitor for any changes and plan to revise our guidance accordingly.”

Michel Atwood, Chief Financial Officer of Inter Parfums, Inc. concluded, “While we expect further economies of scale and operating leverage to emerge as the business continues to grow, we will continue to invest in our organization to support our newest brands, as well as in advertising and promotion to fuel our anticipated growth. As such, we are not forecasting a significant expansion of our operating margin in 2023. Our 2023 estimated earnings per diluted share growth reflects this limited margin expansion, as well as the elimination of the one-time gains in the third quarter of 2022 that represented $0.11 per diluted share. Excluding these one-time items, we are targeting 12% earnings per diluted share growth in the coming year. We are looking to achieve yet another record year in 2023 and remain confident in the strength of our plans despite the many headwinds we have endured.”

About Inter Parfums, Inc.:

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan, DKNY, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont, Ungaro and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2021 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Michel Atwood, CFO		The Equity Group Inc.
(212) 983-2640		Karin Daly (212) 836-9623/ kdaly@equityny.com
matwood@interparfumsinc.com		Linda Latman (212) 836-9609/ llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com